Exhibit 99.1

        Payless ShoeSource Reports September Same-Store Sales Results

    TOPEKA, Kan., Oct. 7 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 6.5 percent during the September reporting period, the five weeks ended October 2, 2004. September same-store sales decreased 5.6% excluding the approximately 440 North American Payless ShoeSource and Parade stores that the company previously announced it will exit as part of its strategic initiatives. The company will begin to liquidate the inventory in most of these stores in October, at which time they will be eliminated from the same-store sales calculations.

    Company sales totaled $250.2 million, a 7.1 percent decrease from $269.5 million during fiscal September of last year.

    Total sales for the first eight months of fiscal 2004 were $1.92 billion, a 0.7 percent decrease from $1.93 billion during the similar period in fiscal 2003. Same-store sales decreased 1.1 percent during the first eight months of the fiscal year.

    Sales were as follows (unaudited):


                    SEPTEMBER SALES (DOLLARS IN MILLIONS)

     Fiscal   Fiscal   Percent       Same-Store Sales**
     2004*    2003     Increase/     Percent Increase/(Decrease)
                      (Decrease)     Actual       Adjusted***

     $250.2   $269.5    (7.1)%      (6.5)%         (5.6)%


                   YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)

     Fiscal   Fiscal   Percent       Same-Store Sales**
     2004*    2003     Increase/     Percent Increase/(Decrease)
                       (Decrease)    Actual       Adjusted***

      $1.92    $1.93    (0.7)%      (1.1)%         (0.8)%

     * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Stores in the company's Latin American region (210 stores) are included in total company results on a one-month lag relative to results from other regions.

     ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

     *** Excluding the Parade and North American Payless ShoeSource stores that the company previously announced it will exit as part of its strategic initiatives.

    "We are not satisfied with our September sales results," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc.
"To improve the near-term execution of our core business strategy -- to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers -- we are adjusting certain key tactics, including:

     - refocusing and intensifying our messaging, increasing the frequency of communication with customers through print and broadcast media;
     - simplifying our process for the planning and execution of merchandise assortments;
     - and adjusting our store-level execution to achieve better balance between the tasks necessary to run a best-of-kind retail store and customer service through use of our Key Service Behaviors."

    "Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value. We have made difficult decisions and are taking action to position ourselves for improved performance in 2005 and beyond. Because of the negative sales results in the past three months, it is unlikely that the company will achieve its objective of 30% gross margin for fiscal 2004, however gross margins for the second half and full year 2004 should exceed 2003 levels. We also intend to successfully complete all of our strategic initiatives by fiscal year-end 2004, and to end the year with our inventory assortment appropriately positioned for Spring 2005."

    Progress on Strategic Initiatives

    In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives include exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.

    During September, the company eliminated approximately 200 management and administrative positions, and closed 29 of the 260 Payless ShoeSource stores.

    In early October, the company began to liquidate the inventory in approximately 190 Payless ShoeSource stores, and will soon commence inventory liquidation in all Parade stores. These stores will be excluded from same-store sales calculations beginning in October. Revenues from the stores will be included in the company's total sales until the stores close.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of September 2004, the Company operated a total of 5,048 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending July 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding September 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             10/07/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.payless.com
                http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  SLS